QuickLinks -- Click here to rapidly navigate through this document

Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2004 RESULTS WITH
NET OPERATING REVENUES UP 24.7%, NET INCOME UP 21.4% AND
NET INCOME PER SHARE (DILUTED) UP 18.2%

BRENTWOOD, Tenn. (April 18, 2004)—Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the first quarter ended March 31, 2004.

        Net operating revenues for the first quarter ended March 31, 2004, totaled $822.4 million, a 24.7% increase compared with $659.3 million for the same period last year. Net income increased 21.4% to $40.7 million, or $0.39 per share (diluted), on 109.1 million weighted average shares outstanding for the quarter ended March 31, 2004, compared with $33.5 million, or $0.33 per share (diluted), on 107.8 million weighted average shares outstanding for the same period last year. Refer to page 3 for "Financial Highlights."

        Adjusted EBITDA for the first quarter of 2004 was $125.0 million, compared with $106.6 million for the same period last year, representing a 17.3% increase. Adjusted EBITDA is EBITDA adjusted to exclude minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the first quarter of 2004 was $61.7 million, compared with $8.5 million for the same period last year. The change between periods would not have been as large, had net cash provided by operating activities for both periods not been lowered primarily by the build-up of accounts receivable related to acquisitions, refer to page 3, footnote (c).

        The consolidated financial results for the first quarter ended March 31, 2004, reflect a 17.8% increase in total admissions, compared with the first quarter of 2003. This increase is attributable to the Company's acquisition success and strong internal growth. On a same-store basis, admissions increased 1.9% and net operating revenues increased 8.2%, compared with the same period last year. The Company has had consistent same-store net operating revenue growth, as these results represent the 17th consecutive quarter of 8.0% growth or better.

        "The financial and operating results for the first quarter indicate a solid start to 2004 for Community Health Systems," commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. "Our ability to consistently deliver higher net operating revenues and earnings and drive volumes in our hospital facilities every quarter reaffirms our confidence in the strength of our operating strategy. Our standardized and centralized operating platform has continued to be a key differentiator for the Company as further evidenced by our impressive same-store growth metrics for the first quarter. This strategic approach has allowed us to effectively implement our systems and processes into acquired facilities, thereby improving hospital operations and ultimately delivering more favorable and consistent results."

        "Community Health Systems continues to be a leader in the non-urban hospital industry as a result of the successful execution of our acquisition strategy," Smith added. "Our growing recognition in the marketplace as the acquirer of choice has allowed us to continue to build on this momentum. We are off to a promising start for 2004 with the execution of a definitive agreement to acquire Galesburg

Cottage Hospital in Illinois. We believe the investment opportunities in well-managed, non-urban hospitals continue to look favorable for proven operators like Community Health Systems. We intend to leverage our favorable track record and strong community relationships into further opportunities in 2004, and remain confident we will meet our acquisition goals this year."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 72 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems will provide a pre-recorded management presentation discussing these results. This presentation will be available online with accompanying slides at www.chs.net and www.fulldisclosure.com beginning at 9:30 a.m. Central time, 10:30 a.m. Eastern time, and will be available online through May 19, 2004. A digital recording of the call will also be available by dialing (800) 642-1687 or (706) 645-9291 and will continue through April 26, 2004. To access this recording, please enter 6656265 when prompted for the Conference I.D. A copy of the Company's Form 8-K (including this press release) will also be available on the Company's website at www.chs.net.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-3 (Registration Statement No. 333-112084), and Form 10-K for the year ended December 31, 2003. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In thousands, except net income per share amounts)

	Three Months Ended March 31,
	2004		2003
Net operating revenues	$822,376		$659,277
Adjusted EBITDA(a)	$125,023		$106,574
Net income	$40,726		$33,539
Net income per share—basic	$0.41		$0.34
Weighted average number of shares outstanding—basic	98,699		98,355
Net income per share—diluted	$0.39		$0.33
Weighted average number of shares outstanding—diluted	109,136	(b)	107,820	(b)
Net cash provided by operating activities	$61,731	(c)	$8,510	(c)

(a)
EBITDA consists of income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude minority interest in earnings. We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors our Company's portion of EBITDA generated by our operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the three months ended March 31, 2004 and 2003 (in thousands):

	Three Months Ended March 31,
	2004	2003
Adjusted EBITDA	$125,023	$106,574
Interest expense, net	(18,772)	(17,016)
Provision for income taxes	(26,701)	(22,405)
Other non-cash expenses, net	(491)	(22)
Net changes in operating assets and liabilities, net of effects of acquisitions	(17,328)	(58,621)

Net cash provided by operating activities	$61,731	$8,510

(b)
Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes. Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation (after tax interest savings of $2.2 million per quarter and 8.6 million shares added to the number of weighted average diluted shares).

(c)
The change in net cash provided by operating activities between the three months ended March 31, 2004 and the same period in 2003 is an increase of 625%. Net cash provided by operating activities for the three months ended March 31, 2004, was lower by approximately $9.0 million due primarily to the use of cash to cover the continued build-up of accounts receivable related to the Company's acquisition completed in the fourth quarter of 2003 where we did not purchase the seller's accounts receivable. Net cash provided by operating activities for the three months ended March 31, 2003, was lower by approximately $26.5 million due primarily to the use of cash to cover the build-up of accounts receivable related to the acquisition of seven hospitals on January 1, 2003 where we did not purchase the seller's accounts receivable. Had net cash provided by operating activities for both periods not been lowered primarily by the build-up of accounts receivable related to acquisitions, the change between periods would have been an increase of approximately 102%.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except net income per share amounts)

	Three Months Ended March 31,
	2004	2003
Net operating revenues	$822,376	$659,277

Operating expenses:
Salaries and benefits	330,428	268,772
Provision for bad debts	86,111	62,341
Supplies	99,392	76,820
Other operating expenses	181,422	144,770
Depreciation and amortization	38,451	33,242
Minority interests in earnings	373	372

Total expenses	736,177	586,317

Income from operations	86,199	72,960
Interest expense, net	18,772	17,016

Income before income taxes	67,427	55,944
Provision for income taxes	26,701	22,405

Net income	$40,726	$33,539

Net income per share—basic	$0.41	$0.34

Net income per share—diluted	$0.39	$0.33

Weighted average number of shares outstanding:
Basic	98,699	98,355

Diluted	109,136	107,820

Net income per share calculation:
Net income	$40,726	$33,539
Add—Convertible notes interest, net of taxes	2,189	2,189

Adjusted net income	$42,915	$35,728

Weighted average number of shares outstanding—basic	98,699	98,355
Add effect of dilutive securities:
Unvested common shares	39	133
Employee stock options	1,816	750
Convertible notes	8,582	8,582

Weighted average number of shares outstanding—diluted	109,136	107,820

Net income per share—diluted	$0.39	$0.33

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended March 31,
	Consolidated			Same-Store
	2004	2003	% Change	2004	2003	% Change
Number of hospitals	72	70		69	69
Licensed beds	7,810	6,972		6,854	6,909
Beds in service	6,187	5,403		5,384	5,364
Admissions	72,633	61,648	17.8%	62,602	61,429	1.9%
Adjusted admissions	130,972	110,730	18.3%	112,678	110,328	2.1%
Patient days	300,657	245,252	22.6%	252,634	244,388	3.4%
Average length of stay (days)	4.1	4.0		4.0	4.0
Occupancy rate (average beds in service)	53.4%	50.6%		51.6%	50.7%
Net operating revenues	$822,376	$659,277	24.7%	$708,908	$655,273	8.2%
Net inpatient revenue as a % of total net operating revenues	51.3%	53.1%		51.8%	53.0%
Net outpatient revenue as a % of total net operating revenues	47.2%	45.8%		46.9%	45.8%
Income from operations	$86,199	$72,960	18.1%	$78,745	$72,606	8.5%
Income from operations as a % of net operating revenues	10.5%	11.1%		11.1%	11.1%
Depreciation and amortization	$38,451	$33,242		$33,973	$33,041
Minority interest in earnings	$373	$372		$373	$372
Liquidity Data:
Adjusted EBITDA	$125,023	$106,574	17.3%
Adjusted EBITDA as a % of net operating revenues	15.2%	16.2%
Net cash provided by operating activities	$61,731	$8,510
Net cash provided by operating activities as a % of net operating revenue	7.5%	1.3%

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$16,100	$16,331
Patient accounts receivable, net	583,875	559,097
Other current assets	120,010	120,652

Total current assets	719,985	696,080

Property and equipment	1,804,419	1,772,461
Less accumulated depreciation and amortization	(405,970)	(377,116)

Property and equipment, net	1,398,449	1,395,345

Goodwill, net	1,159,263	1,155,797

Other assets, net	102,566	102,989

Total assets	$3,380,263	$3,350,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$22,163	$29,677
Accounts payable and accrued liabilities	355,881	368,387

Total current liabilities	378,044	398,064

Long-term debt	1,441,294	1,444,981

Other long-term liabilities	173,050	156,577

Stockholders' equity	1,387,875	1,350,589

Total liabilities and stockholders' equity	$3,380,263	$3,350,211

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities
Net Income	$40,726	$33,539
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38,451	33,242
Minority interest in earnings	373	372
Other non-cash expenses, net	(491)	(22)
Net changes in operating assets and liabilities, net of effects of acquisitions	(17,328)	(58,621)

Net cash provided by operating activities	61,731	8,510

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(3,986)	(147,241)
Purchases of property and equipment, net	(39,058)	(32,258)
Increase in other assets	(7,408)	(7,428)

Net cash used in investing activities	(50,452)	(186,927)

Cash flows from financing activities
Proceeds from exercise of stock options	1,012	133
Stock buy-back	—	(10,290)
Redemption of minority investments in joint ventures	(993)	(86)
Distribution to minority investors in joint ventures	(328)	(1,161)
Borrowing under credit agreement	34,440	80,000
Repayments of long-term indebtedness	(45,641)	(3,460)

Net cash provided by (used in) financing activities	(11,510)	65,136

Net change in cash and cash equivalents	(231)	(113,281)
Cash and cash equivalents at beginning of period	16,331	132,844

Cash and cash equivalents at end of period	$16,100	$19,563

QuickLinks

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2004 RESULTS WITH NET OPERATING REVENUES UP 24.7%, NET INCOME UP 21.4% AND NET INCOME PER SHARE (DILUTED) UP 18.2%
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except net income per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Cash Flows (Unaudited) ($ in thousands)